Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3898

SENSIENT TECHNOLOGIES ACQUIRES PARTNERS’ INTEREST IN LES COLORANTS WACKHERR DO BRASIL

Transaction Strengthens Presence in Rapidly Growing Market

MILWAUKEE, October 19, 2011 – Sensient Technologies Corporation (NYSE: SXT) today announced that it has reached agreement to acquire its joint venture partners’ interest in Les Colorants Wackherr do Brasil.  The transaction is expected to be completed before the end of the year and will give Sensient full ownership of the cosmetic color and ingredients company.  The business is located in Sao Paulo, Brazil and generates annual revenues of approximately $9.5 million.  Terms of the deal were not disclosed.

Les Colorants Wackherr do Brasil supplies cosmetic ingredients for a range of applications, including nail polish, make-up and skin care.  With full ownership of the Company, Sensient strengthens its presence in South America.  The business has a strong market presence and supplies a growing customer base.

“Sensient’s Cosmetic Technologies business will play a key part in the Company’s strategy,” said Kenneth P. Manning, Chairman, President and CEO of Sensient Technologies Corporation.  “Brazil is a very important market and one where we see a tremendous amount of opportunity.”

Upon obtaining control, generally accepted accounting principles require that Sensient revalue the previously held equity interest at its acquisition date fair value and recognize the resulting gain or loss in earnings.  Sensient is in the process of revaluing its previously held interest and anticipates that an after-tax gain of between $3 and $4 million will be recognized in earnings in the fourth quarter. Also, Sensient is implementing a cost reduction plan at selected foreign operations to improve their efficiency and profitability, which will result in a pre-tax charge of up to $4 million in the fourth quarter.

Sensient Technologies Corporation	Page 2
Sensient Purchases LCW do Brasil Stake
October 19, 2011

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

This release contains forward-looking statements that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for such forward-looking statements.  A variety of factors, including general economic conditions affecting the Company’s worldwide business, could cause the Company’s actual results and experience to differ materially from the anticipated results.  The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

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